Exhibit 16.1 Letter from KPMG LLP dated December 15, 2000 addressed to the
              Securities and Exchange Commission.

                                                                    Exhibit 16.1

[KPMG LLP Letterhead]

Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously the independent accountants for Select Therapeutics, Inc. ("Select") and, under the date of September 12, 2000, we reported on the consolidated financial statements of Select as of and for the years ended June 30, 2000 and 1999. On December 14, 2000, our appointment as the independent accountants was terminated. We have read Select's statements included under Item 4 of its Form 8-K dated December 15, 2000, and we agree with such statements except that we are not in a position to agree or disagree with Select's statements in the last sentence of the first paragraph of 4(a) and in all of paragraph 4(b).


Yours very truly,

/s/ KPMG LLP
Chartered Accountants
Toronto, Canada

December 15, 2000